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                                                                    EXHIBIT 4.18

                          SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE ("Second Supplemental Indenture") dated as of February 28, 2003, by and between M&T Bank Corporation, a corporation organized and existing under the laws of the State of New York ("M&T"), having its principal executive office at One M&T Plaza, Buffalo, New York 14203, and The Bank of New York, a banking corporation organized and existing under the laws of the State of New York (the "Trustee"), having its Corporate Trust Department at 101 Barclay Street / 8W, New York, New York 10286.

                                    RECITALS

         WHEREAS, ONBANCorp, Inc., a Delaware corporation ("ONBANCorp") issued its 9.25% Junior Subordinated Deferrable Interest Debentures Due 2027 (the "Debentures"), in the aggregate principal amount of $61,856,000 pursuant to an indenture, dated as of February 4, 1997, by and between ONBANCorp and the Trustee (the "Indenture"), and the Debentures are outstanding on the date hereof; and

         WHEREAS, ONBANCorp merged with and into Olympia Financial Corp. ("Olympia") effective as of April 1, 1998, pursuant to an Agreement and Plan of Reorganization and related Agreement and Plan of Merger, each dated as of October 28, 1997, by and among ONBANCorp, Olympia and M&T Bank Corporation, a New York corporation; and

         WHEREAS, Olympia and the Trustee entered into the Supplemental Indenture, dated as of April 1, 1998 ("First Supplemental Indenture"); and

         WHEREAS, Section 9.01 and Section 10.01 of the Indenture, respectively, permit the amendment of the Indenture and the merger of Olympia with and into any other "Person" (as defined in the Indenture), subject to the satisfaction of certain conditions set forth in said Section 9.01 and Section 10.01, including the execution and delivery by such Person of a supplemental indenture, in form satisfactory to the Trustee, by which such Person, upon the consummation of the merger, shall expressly assume all of the obligations of Olympia under the Indenture; and

         WHEREAS, on the date of this Second Supplemental Indenture, Olympia has been merged with and into M&T, with M&T being the surviving corporation (the "Merger"), whereupon the separate corporate existence of Olympia has ceased; and

         WHEREAS, M&T has delivered to the Trustee an Officers' Certificate stating that the Merger and this Second Supplemental Indenture comply with Article Nine and Article Ten of the Indenture and that all conditions precedent therein provided for relating to the Merger have been complied with, and an Opinion of Counsel to the same effect; and

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         NOW, THEREFORE, in compliance with Article Nine and Article Ten of the
Indenture and in consideration of the covenants contained herein and intending to be legally bound hereby, M&T and the Trustee, for the equal and proportionate benefit of all the Holders of the Securities, agree as follows:

SECTION 1 DEFINITIONS.

         Capitalized terms not defined herein shall have the meanings given to such terms in the Indenture.

SECTION 2 ASSUMPTION BY THE COMPANY.

         M&T hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Securities according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture heretofore to be kept or performed by Olympia; and M&T hereby succeeds to and is substituted for Olympia with the same effect as if it had been named in the Indenture as the party of the first part, and with the full effect set forth in Section 10.02 of the Indenture.

SECTION 3 MISCELLANEOUS.

Section 3.1 Continuing Agreement.

         Except as herein amended, all terms, provisions and conditions of the Indenture, all Exhibits thereto and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

Section 3.2 Conflicts.

         In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, then the terms and conditions of this Second Supplemental Indenture shall prevail.

Section 3.3 Counterpart Originals.

         The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.4 Headings, etc.

         The Headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

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Section 3.5 Trustee

         The recitals and statements herein are deemed to be those of M&T and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

     [Remainder of this page left intentionally blank, signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental
Indenture to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

                                M&T BANK CORPORATION

                                By   /s/ Michael P. Pinto
                                   -------------------------------------
                                   Michael P. Pinto
                                   Executive Vice President and
                                   Chief Financial Officer

                                By    /s/ Marie King
                                   -------------------------------------
                                   Marie King
                                   Corporate Secretary

                                THE BANK OF NEW YORK

                                By    /s/ Julie Salovitch-Miller
                                   -------------------------------------
                                Name: Julie Salovitch-Miller
                                Title: Vice President

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